Exhibit 21.1
LIST OF SUBSIDIARIES(1)(2)

NAME OF SUBSIDIARY	STATE OF FORMATION OR INCORPORATION	OWNERSHIP PERCENTAGE

Lotus Aviation Leasing, LLC	Delaware	100%

Air Wisconsin Funding LLC	Delaware	100%

Harbor Therapeutics, Inc.	Delaware	100%

AWAC Aviation, Inc. (“AWAC”)	Delaware	100%

(1)The table provides information regarding the subsidiaries of Harbor as of the date on which the Annual Report was filed.
(2)On January 9, 2026, in connection with completion of the Aviation Disposition, AWAC agreed to sell all of the membership interests in Air Wisconsin Airlines LLC, which was a wholly owned subsidiary of AWAC prior to the transaction.